Exhibit 99.01

NEWS

For Immediate Release

OPSWARE INC. Q2 REVENUE EXCEEDS EXPECTATION

•      Quarterly revenue of $14.1 million exceeds guidance

•      Non-EDS revenue grows 160% year over year; up 20% sequentially

•      Deferred revenue and advances grow to $23.1 million; up 47% year over year

Sunnyvale, CA – August 31, 2005 – Opsware Inc. (NASDAQ: OPSW), the leading provider of IT automation and utility computing software, today reported results for its second quarter ended July 31, 2005.

Net revenue totaled $14.1 million for the quarter ended July 31, 2005, up more than 60% from the same quarter last year.  Non-EDS revenue was $9 million for the quarter compared to $3.5 million for the same quarter last year, an increase of approximately 160%.  A chart depicting Opsware Inc.'s historical non-EDS revenue growth is included in this release.

Net loss on a GAAP basis for the quarter was approximately $3.9 million or $(0.04) per share and included non-cash charges of approximately $1.1 million relating to previous acquisitions, and $0.2 million of non-cash stock based compensation.  Excluding these non-cash charges, non-GAAP net loss was $2.6 million or $(0.03) per share.  A reconciliation between net loss on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statements of Operations attached to this release.

“We are pleased with our progress and our increasing competitive lead,” said Ben Horowitz, president and CEO of Opsware Inc. “We continue to see good demand for Opsware and continue to solidify our leadership position in this large new market.”

The company will provide additional detail on its financial results on the conference call referenced below.

Financial Outlook

Management provides the following guidance for its third quarter ending October 31, 2005 as follows:

•      Net revenue is expected to range between $14.5 and $15.5 million.

•      Non-GAAP EPS is expected to be $(0.02) to $(0.03).

Management provides the following guidance for its fourth quarter ending January 31, 2006 as follows:

•      Net revenue is expected to range between $17 and $18 million.

Management updates guidance for the fiscal year ending January 31, 2006 as follows:

•      Net revenue is expected to range between $58 and $60 million.

•      Non-EDS revenue is expected to range between $37.4 and $39.4 million.

Management provides the following guidance for its second quarter ending July 31, 2006 as follows:

•      Non-GAAP EPS is expected to be $0.00.

About the Conference Call and Webcast

Opsware management will host a conference call on Wednesday, August 31, 2005 beginning at 1:30 p.m. PT (4:30 p.m. ET) to detail today’s announcement.  Interested parties may access the conference call by dialing (800) 810-0924.  A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

About Non-GAAP Financial Information

When used in connection with historical results or forward-looking guidance, non-GAAP net loss and non-GAAP net loss per share each exclude non-cash stock based compensation expense and non-cash charges relating to past acquisitions.  In addition, the forward-looking guidance for non-GAAP net loss per share in the second quarter ending July 31, 2006 also excludes stock based compensation expense that we will begin recording under SFAS 123(R) in fiscal 2007 and which cannot be determined at this time.

To supplement our consolidated financial statements presented on a GAAP basis, we believe that these non-GAAP measures better reflect our core operating results and thus appropriate to enhance the overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operational results and trends and our performance.  Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures.

The presentation of additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

With respect to forward-looking guidance only, a reconciliation between net loss per share on GAAP and non-GAAP bases has not been provided because net loss per share on a GAAP basis depends in part upon the amount of stock based compensation expense, which is dependent upon our future stock price and cannot be calculated until the final trading day of future quarters.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading IT automation and utility computing software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers, network devices and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers, network devices and applications. Over 250 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our web site at www.opsware.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including forecasts of our expected financial results, expectations of the market for our software and our opportunities in that market.  These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties that could cause actual events or results to differ materially from these statements including without limitation: that the IT automation software market is relatively new, we have limited experience in this market and our business will suffer if the market does not develop as we expect, that there is unproven demand for our Opsware automation software, that future revenue from sales of Opsware automation software is uncertain and that our revenue and operating results may vary significantly from period to period, including due to the timing of signing contracts with customers and our dependence on closing a small number of relatively large transactions each quarter.  Additional information about these and other risks and uncertainties that could cause actual events or results to differ materially from those in any forward-looking statement is contained under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the annual period ended January 31, 2005 that we filed with the Securities and Exchange

Commission, and subsequent filings with the SEC.  We assume no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual events or results could differ materially from those anticipated in the forward-looking statements.

Opsware is a service mark and trademark of Opsware Inc.

###

OPSWARE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31, 2005	January 31, 2005
	(unaudited)	(A)
ASSETS
Current assets:
Cash and cash equivalents	$103,222	$118,615
Accounts receivable, net	6,161	3,895
Prepaid expenses and other current assets	3,789	3,506

Total current assets	113,172	126,016
Property and equipment, net	3,997	4,113
Restricted cash	2,480	2,740
Prepaid rent	1,869	2,185
Other assets	417	818
Intangibles, net	9,091	4,125
Goodwill	27,833	3,594

Total assets	$158,859	$143,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$779	$882
Other accrued liabilities	6,627	5,002
Advances from customers	1,555	8,855
Deferred revenue, current portion	20,501	9,840
Accrued restructuring costs, current portion	232	233
Capital lease obligations, current portion	20	—

Total current liabilities	29,714	24,812
Capital lease obligations, net of current portion	71	—
Deferred revenue, net of current portion	1,046	651
Accrued restructuring costs, net of current portion	1,355	1,466

Commitments and contingencies

Stockholders’ equity:
Common stock	98	95
Additional paid-in capital	604,946	585,204
Notes receivable from stockholders	—	(1)
Deferred stock compensation	(747)	(106)
Accumulated deficit	(477,572)	(468,519)
Accumulated other comprehensive income	(52)	(11)

Total stockholders’ equity	126,673	116,662

Total liabilities and stockholders’ equity	$158,859	$143,591

(A)          The balance sheet at January 31, 2005 has been derived from the audited consolidated financial statements at that date, but does not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

OPSWARE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
License revenue	$9,888	$6,432	$18,037	$11,860
Services revenue	4,235	2,209	8,701	4,119
Net revenue	14,123	8,641	26,738	15,979

Cost and expenses:
Cost of license revenue	260	34	340	80
Cost of services revenue*	3,220	2,015	6,159	3,682
Cost of developed technology	412	179	816	317
Research and development*	5,370	3,313	10,744	5,900
Sales and marketing*	5,715	3,323	10,732	6,391
General and administrative*	3,084	1,474	5,717	2,869
Restructuring recoveries, net	—	(854)	(18)	(1,004)
Amortization (reversal) of deferred stock compensation	324	(10)	739	(132)
Amortization of other acquisition-related intangibles	327	158	648	280
In-process research and development charges	—	—	1,190	610
Total cost and expenses	18,712	9,632	37,067	18,993
Loss from operations	(4,589)	(991)	(10,329)	(3,014)

Gain (loss) on sale of assets and liabilities from Managed Services Business	(11)	58	(44)	4,338
Interest and other income, net	686	136	1,332	269
Income (loss) before income taxes	(3,914)	(797)	(9,041)	1,593

Provision for income taxes	10	16	12	389
Net income (loss)	$(3,924)	$(813)	$(9,053)	$1,204

Basic net income (loss) per share	$(0.04)	$(0.01)	$(0.09)	$0.01
Diluted net income (loss) per share	$(0.04)	$(0.01)	$(0.09)	$0.01

Shares used in computing basic net income (loss) per share	97,912	83,082	97,729	82,572
Shares used in computing diluted net income (loss) per share	97,912	83,082	97,729	86,960

*      Excludes amortization (reversal) of deferred stock compensation of the following (1):

Cost of services revenue	$2	$(3)	$5	$(178)
Research and development	45	(17)	134	15
Sales and marketing	31	3	91	4
General and administrative	246	7	509	27
Total amortization (reversal) of deferred stock compensation	$324	$(10)	$739	$(132)

(1)   Given the non-cash nature of the expense, we believe presenting amortization (reversal) of deferred stock compensation in a separate line item more accurately reflects the results of our individual operating categories.

A reconciliation between net income (loss) on GAAP and non-GAAP bases is as follows:

	Three Months Ended July 31, 2005	Six Months Ended July 31, 2005
	(unaudited)	(unaudited)
GAAP net loss	$(3,924)	$(9,053)
In-process research and development charges (2)	—	1,190
Non-cash charges (benefit) related to equity transactions	258	(5)
Amortization of deferred stock compensation	324	739
Cost of developed technology	412	816
Amortization of other acquisition-related intangibles	327	648
Non-GAAP net loss	$(2,603)	$(5,665)

GAAP diluted net loss per share	$(0.04)	$(0.09)
Non-GAAP net loss per share	$(0.03)	$(0.06)

(2)   Given that these entries relate to the one time charge in connection with the acquisition of Rendition Networks, we believe that the non-GAAP net loss and non-GAAP net loss per share, which excludes the effect of these entries more accurately reflects the Company's operating activities.

OPSWARE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended July 31,
	2005	2004
Operating activities:
Net income (loss)	$(3,924)	$(813)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	670	599
Amortization of intangibles	740	337
Amortization (reversal) of deferred stock compensation	324	(10)
Non-cash charges (benefit) related to equity transactions	258	(233)
Changes in operating assets and liabilities:
Accounts receivable	(1,489)	370
Prepaid expenses, other current assets and other assets	83	24
Prepaid rent	148	67
Accounts payable	227	(262)
Accrued data center facility costs	—	(2,240)
Other accrued liabilities	952	213
Advances from customers	(3,087)	2,062
Deferred revenue	5,637	(448)
Accrued restructuring costs	(56)	(608)
Net cash provided by (used in) operating activities	483	(942)

Investing activities:
Net cash provided by (used in) investing activities	(393)	(437)

Financing activities:
Net cash provided by financing activities	164	1,768

Net increase (decrease) in cash and cash equivalents	254	389
Cash and cash equivalents at beginning of period	102,968	57,908
Cash and cash equivalents at end of period	$103,222	$58,297

Supplemental disclosures of cash flow information
Cash paid for interest	$—	$—
Supplemental schedule of non-cash investing and financing activities
Cancellation of stockholders’ notes receivable	$—	$—

Ken Tinsley	Karli Overmier
Investor Relations	Public Relations
Opsware Inc.	Barokas Public Relations
408-212-5241	206-344-3132
ktinsley@opsware.com	karli@barokas.com